Exhibit 23.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors Biodexa Pharmaceuticals PLC 1 Caspian Point Caspian Way Cardiff CF10 4DQ United Kingdom	Our ref:	MIDA176278

	Direct line:	+44 (0) 20 7063 4587
	Email:	neale.bussey@mazars.co.uk

Date:	18 March 2024

The Board of Directors of Biodexa Pharmaceuticals PLC

We consent to the inclusion of our audit report in the 20-F, which is incorporated in the Registration Statements on Form F-1 (No. 333-270 353), dated April 28, 2023 and amended on May 5, 2023 on the consolidated statement of financial position of Biodexa Pharmaceuticals PLC (the “Company”) and its subsidiaries as of December 31, 2022, 2021, and 2020 and the related consolidated statements of comprehensive income, cash flow, changes in equity for each of the three years in the period ended December 31, 2022, and the related notes. The report for Biodexa Pharmaceuticals PLC includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

18 March 2024